ITEM 77Q(a) - COPIES OF ALL MATERIAL AMENDMENTS TO THE
REGISTRANT'S CHARTER OR BY-LAWS



FEDERATED INTERNATIONAL SERIES, INC.

ARTICLES OF AMENDMENT

  FEDERATED INTERNATIONAL SERIES, INC., a Maryland corporation having its principal office in Maryland in the City of Baltimore, Maryland (the "Corporation"), certifies to the Maryland State Department of Assessments and Taxation that:

  FIRST: The Charter of the Corporation is hereby amended to rename all of the shares of "Federated International Bond Fund Class A Shares, Class B Shares and Class C Shares" to "Federated Global Total Return Bond Fund Class A Shares, Class B Shares and Class C Shares."

  SECOND: The charter of the Corporation is hereby amended by striking out paragraph (a) of Article FOURTH of the Articles of Amendment and Restatement of the Corporation filed on March
21, 1994 and inserting in lieu thereof the following:

    "FOURTH: The Corporation is authorized to issue five billion (5,000,000,000) shares of common stock, par value
$.0001 per share. The aggregate par value of all shares which the Corporation is authorized to issue is Five
Hundred Thousand Dollars ($500,000). Subject to the following paragraph, the authorized shares are classified as follows:

Class and  Number of Shares

Federated Global Total Return Bond Fund Class A shares
500,000,000

Federated Global Total Return Bond Fund Class B shares
500,000,000

Federated Global Total Return Bond Fund Class C shares
500,000,000

Federated Global Total Return Bond Fund Institutional Shares
500,000,000

  The remaining three billion (3,000,000,000) shares shall remain unclassified until action is taken by the Board of Directors pursuant to the following paragraph."

      THIRD: The foregoing amendments to the Charter of the Corporation were approved by a majority of the entire Board of Directors of the Corporation; the Charter amendments are limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by stockholders.

  FOURTH: These Articles of Amendment shall become effective immediately upon the filing of these Articles.

      IN WITNESS WHEREOF, FEDERATED INTERNATIONAL SERIES, INC.
has caused these Articles of Amendment to be signed in its name and on its behalf by its President, and witnessed by its Secretary, as of August 12, 2016.

  The undersigned, J. Christopher Donahue, President of the Corporation, hereby acknowledges in the name and on behalf of the Corporation that the foregoing Articles of Amendment are the act of the Corporation and that to the best of his knowledge, information and belief, all matters and facts set forth relating to the authorization and approval of these Articles of Amendment are true in all material respects, and that this statement is made under penalties of perjury.


ATTEST:                      FEDERATED INTERNATIONAL SERIES, INC.


/s/ George F. Magera           /s/ J. Christopher Donahue
Name:  George F. Magera        Name:  J. Christopher Donahue
Title:  Assistant Secretary    Title:  President